Exhibit 99.1

Contact:

Michael G. McAuley

Vice President, Chief Financial Officer, and Treasurer

412-429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

November 1, 2016

Ampco-Pittsburgh Corporation Announces Third Quarter 2016 Results

Carnegie, PA, November 1, 2016 – Ampco-Pittsburgh Corporation (NYSE: AP) reported consolidated sales for the three and nine months ended September 30, 2016 of $82,861,000 and $239,740,000, respectively, compared to $58,094,000 and $183,154,000, respectively, for the three and nine months ended September 30, 2015. The current year periods include sales of $33,679,000 and $86,703,000 attributable to the March 3, 2016 acquisition of Åkers AB and certain of its affiliated companies (“Åkers”). The Corporation reported a loss from operations of $4,941,000 and $14,760,000 for the three and nine months ended September 30, 2016, respectively, compared to a loss from operations of $2,357,000 and $2,661,000 for the same periods of the prior year. The year-to-date operating loss includes certain purchase accounting adjustments and acquisition-related costs of approximately $6,500,000.

During the three and nine month periods ended September 30, 2016, the Corporation established valuation allowances of $22,620,000 and $24,039,000, respectively, against certain of its deferred income tax assets which impacted net loss per common share by $1.84 and $2.03, respectively. The valuation allowances resulted from the Corporation having incurred three years of cumulative losses, inclusive of the acquired Åkers businesses, limiting our ability to consider other subjective evidence to recognize the existing deferred tax assets. If and when the Corporation returns to a sustained level of profitability sufficient to conclude that it is more likely than not that deferred tax assets are realizable, we will reduce the valuation allowance accordingly.

Net loss for the three and nine months ended September 30, 2016 was $23,099,000 and $32,475,000, respectively, compared to a net loss for the three and nine months ended September 30, 2015 of $1,511,000 and $1,959,000. Loss per common share for the three months ended September 30, 2016 was $1.88, which includes the $1.84 non-cash tax valuation allowance impact.

Sales for the Forged and Cast Engineered Products segment for the three and nine months ended September 30, 2016 increased 74% and 51%, respectively, from the same periods of the prior year principally from the inclusion of the acquired Åkers businesses, offset in part by a decline in legacy roll and other forged engineered product sales volumes. The operating loss for the three and nine months ended September 30, 2016 increased when compared to the three and nine months ended September 30, 2015 primarily due to the impact of the addition of Åkers, including restructuring costs, and lower legacy cast roll business volumes. The operating loss for the nine months ended September 30, 2016 also includes the effect of purchase accounting for Åkers.

Third quarter sales for the Air and Liquid Processing segment declined approximately 9% from prior year driven principally by lower heat exchanger coil shipments to the coal-fired power generation market. Operating income declined slightly on lower volumes. For the nine months ended September 30, 2016, sales declined approximately 4% compared to prior year levels but operating income was approximately flat as the current year sales volume decline was offset by higher margins from productivity and sales mix improvements.

Other expense for the third quarter of 2016 included higher interest expense and a foreign exchange loss when compared to the third quarter of 2015. Other expense for year-to-date 2016 exceeded the prior year driven by higher interest expense offset in part by foreign exchange gains versus foreign exchange losses in the prior year.

Commenting on the quarter, John Stanik, Ampco-Pittsburgh’s Chief Executive Officer said, “Our third quarter operating results were dominated by weak volumes in the cast roll market. As we continue with our integration and restructuring efforts, we are announcing the idling of our Avonmore, PA cast roll plant.”

Teleconference Access

Ampco-Pittsburgh will conduct a teleconference to discuss its third quarter earnings, as described in this News Release, on Tuesday, November 1, 2016, at 10:30 a.m. Eastern Time (ET). The Corporation also plans to discuss on the call an agreement in principle relating to a pending acquisition. The call will be broadcast live over the internet and can be accessed from the Investors menu on the Corporation’s website, www.ampcopgh.com. Those wishing to participate in the call can register at www.ampcopgh.com, or by phone at 1-877-267-7197 at least five minutes before the scheduled start time. The conference ID is: 98671917.

For those unable to listen to the live broadcast, a replay will be available four hours after the event concludes on our website under the Investors menu at www.ampcopgh.com.

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by or on our behalf. This news release may contain forward-looking statements that reflect our current views with respect to future events and financial performance. All statements in this document other than statements of historical fact are statements that are, or could be, deemed forward-looking statements within the meaning of the Act. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For Ampco-Pittsburgh, these risks and uncertainties include, but are not limited to, those described under Item 1A, Risk Factors, of Ampco-Pittsburgh’s Annual Report on Form 10-K. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Sales	$82,861,000	$58,094,000	$239,740,000	$183,154,000

Cost of products sold (excl depreciation and amortization)	67,267,000	48,655,000	195,824,000	148,896,000
Selling and administrative	15,045,000	8,743,000	43,740,000	27,314,000
Depreciation and amortization	5,490,000	3,044,000	14,945,000	9,275,000
Loss (gain) on disposal of assets	—	9,000	(9,000)	330,000

Total operating expense	87,802,000	60,451,000	254,500,000	185,815,000

Loss from operations	(4,941,000)	(2,357,000)	(14,760,000)	(2,661,000)
Other expense – net	(1,001,000)	(2,000)	(635,000)	(211,000)

Loss before income taxes	(5,942,000)	(2,359,000)	(15,395,000)	(2,872,000)
Income tax (provision) benefit	(17,319,000)	959,000	(17,344,000)	1,152,000
Equity earnings (loss) from Chinese joint venture	4,000	(111,000)	115,000	(239,000)

Net loss before non-controlling interest	(23,257,000)	(1,511,000)	(32,624,000)	(1,959,000)
Net loss attributable to non-controlling interest	(158,000)	—	(149,000)	—

Net loss	$(23,099,000)	$(1,511,000)	$(32,475,000)	$(1,959,000)

Loss per common share:
Basic	$(1.88)	$(0.14)	$(2.74)	$(0.19)

Diluted	$(1.88)	$(0.14)	$(2.74)	$(0.19)

Weighted-average number of common shares outstanding:
Basic	12,270,621	10,439,974	11,843,924	10,433,317

Diluted	12,270,621	10,439,974	11,843,924	10,433,317